Exhibit 99.1

ALX Oncology Reports First Quarter 2026 Financial Results and
Provides Corporate Update

- Data from Phase 1b/2 trial of evorpacept + zanidatamab presented at ESMO Breast Cancer 2026 showed all patients with confirmed HER2-positive disease and high CD47 expression experienced durable responses to this combination -

- Evorpacept data from two independent HER2-positive trials strengthens confidence in the CD47-selection hypothesis and potentially derisks path forward in HER2-positive breast cancer -

- Phase 2 ASPEN-09-Breast trial evaluating evorpacept in combination with trastuzumab and chemotherapy in HER2-positive metastatic breast cancer is on track for topline data mid-2027 -

- Phase 1 trial evaluating ALX2004 continues to enroll well, on track for safety data in 2H 2026 -

- ALX strengthens leadership team with the appointment of Jeff Knight as Chief Development and Operating Officer -

- Company to host webcast including presentation of ESMO Breast data by breast cancer expert Sara Hurvitz, M.D., FACP, on Friday, May 8, at 5:30 a.m. PT / 8:30 a.m. ET -

SOUTH SAN FRANCISCO, Calif., May 8, 2026 (GLOBE NEWSWIRE) – ALX Oncology Holdings Inc. (“ALX Oncology” Nasdaq: ALXO), a clinical-stage biotechnology company advancing a pipeline of novel therapies designed to treat cancer and extend patients’ lives, today reported financial results for the first quarter ended March 31, 2026, and provided a corporate update.

“We are encouraged by the data presented yesterday at the ESMO Breast Cancer 2026 congress, which reinforce the potential of our CD47-inhibitor evorpacept to provide durable responses in patients with HER2-positive cancers that express high levels of CD47,” said Jason Lettmann, Chief Executive Officer at ALX Oncology. “Coupled with the previous results from the ASPEN-06 gastric cancer trial, these findings validate our development strategy and reinforce our confidence in the ongoing Phase 2 ASPEN-09-Breast trial. Additionally, we are pleased with the progress of the Phase 1 trial for ALX2004, which remains on track to report dose-escalation safety data this year. With a strengthened balance sheet, we are well-positioned to deliver key data readouts from both ongoing clinical programs.”

“It is encouraging to see clinical improvements in patients with heavily pre-treated HER2-positive breast cancer. As the landscape for HER2-positive advanced breast cancer continues to evolve, there remains a clear need for new options once patients’ disease progresses following treatment with currently available therapies, including trastuzumab deruxtecan,” said Sara Hurvitz, M.D., Professor, Senior Vice President and Director, Clinical Research Division and Smith Family Endowed Chair in Women’s Health at Fred Hutchinson Cancer Center, University of Washington. “The findings from this Phase 1b/2 trial suggest that combining evorpacept with HER2-targeted agents, guided by CD47 biomarker-driven selection, may offer a promising strategy to address this unmet need.”

ALX Oncology Q1 2026 Highlights and Recent Developments

Evorpacept

•
Data from exploratory analyses in the Phase 1b/2 clinical trial evaluating the company’s investigational CD47-inhibitor evorpacept in combination with Jazz Pharmaceuticals’ zanidatamab (ZIIHERA®) in patients with heavily pre-treated metastatic breast cancer (mBC), all of whom had received prior ENHERTU® (fam-trastuzumab deruxtecan-nxki) therapy, were presented for the first time in a poster session at the ESMO Breast Cancer 2026 congress on Thursday, May 7. The findings show that patients with centrally confirmed HER2-positive (ccHER2-positive) mBC and high CD47 expression experienced promising, durable responses.
•
The exploratory analyses comprised 24 patients, including 10 with ccHER2-positive disease. Seventeen of 24 samples were evaluable for CD47 expression, including samples from nine of the 10 ccHER2-positive patients. Patients received zanidatamab plus evorpacept at dosages of 20 mg/kg (n=3) or 30 mg/kg (n=21). As of the August 1 2024 data cut-off, key findings from the analyses include:
o
The confirmed objective response rate (cORR) among all 24 patients was 33% and the median progression free survival (mPFS) was 3.6 months.
o
Patients with ccHER2-positive disease (n=10) had higher response rates, with a cORR of 60% and mPFS of 8.3 months.
o
All of the patients (n=5/5) with ccHER2-positive disease and high CD47 expression (defined as total membrane staining of >20%) responded (including one complete response and four partial responses), with a median duration of response (mDOR) of 20.2 months and mPFS of 22.1 months. In comparison, among the patients with ccHER2-positive disease and low CD47 expression (defined as total membrane staining of <20%), cORR was 25% (n=1/4) and mPFS was 3.4 months.
•
The findings are consistent with previous results from the randomized ASPEN-06 trial in HER2-positive gastric cancer, which indicated CD47 was predictive of evorpacept activity, and support a biomarker-driven approach. Together, these two independent trials suggest that adding evorpacept can yield positive, durable responses in heavily pretreated HER2-positive patients.
•
The ongoing ASPEN-09-Breast Phase 2 trial evaluating evorpacept plus trastuzumab and physician’s choice of chemotherapy in patients with HER2-positive breast cancer previously treated with ENHERTU is designed to enable this biomarker-driven approach. Enrollment in the trial remains on track globally and the Company expects to provide topline data for 80 patients in mid-2027.

ALX2004

•
The dose-escalation portion of the Phase 1 trial of ALX2004, a novel antibody-drug conjugate (ADC) for the treatment of epidermal growth factor receptor (EGFR)-expressing solid tumors, continues to enroll patients at ascending dose levels and is on track to report safety data in 2H 2026.

Corporate Update

•
In February 2026, the company completed a registered equity offering, selling 76,979,112 shares of common stock at $1.57 per share and pre-funded warrants to purchase 18,574,120 shares of common stock at $1.569 per underlying share. Gross proceeds from the offering were $150 million. Net proceeds of the offering were $140.4 million, after deducting the underwriting discount and other offering expenses.
•
In April 2026, ALX Oncology appointed Jeff Knight as Chief Development and Operating Officer, strengthening the Company’s development capabilities and operational infrastructure to support high-quality execution and deliver on upcoming milestones. Mr. Knight has more than 30 years of experience across the biopharmaceutical industry, with demonstrated success advancing programs from early development through commercialization, including multiple oncology programs.

Upcoming Clinical Milestones

•
Phase 2 ASPEN-09-Breast trial: Topline data readout for 80 patients anticipated in mid-2027.
•
Phase 1 ALX2004 trial: Safety data from the dose-escalation phase of the trial anticipated in 2H 2026.

Q1 2026 Results Conference Call and Webcast Details

ALX Oncology management will host a webcast today, May 8, to provide an overview of Q1 2026 financial results. Sara Hurvitz, M.D., Professor, Senior Vice President and Director, Clinical Research Division and Smith Family Endowed Chair in Women’s Health at Fred Hutchinson Cancer Center; Professor and Head, Division of Hematology and Oncology, Department of Medicine, University of Washington will join the call to discuss and provide perspective on the Phase 1b/2 trial data shared at the ESMO Breast Cancer congress.

Date & Time: Friday, May 8, 2026, 8:30 a.m. ET

Guest Speaker: Sara Hurvitz, MD, Head of the Division of Hematology and Oncology, University of Washington

Webcast Access: https://viavid.webcasts.com/starthere.jsp?ei=1758590&tp_key=2800839c82

Participant Listening Options by Phone: To access the conference call, please dial 1-877-407-0752 or +1-201-389-0912 and ask to be joined into the ALX Oncology First Quarter 2026 Financial Results Conference Call.

Another option for instant telephone access to the event is to use the Call Me™ link below: https://callme.viavid.com/viavid/?callme=true&passcode=13755276&h=true&info=company&r=true&B=6

A live audio webcast of the call, along with the ALX Oncology corporate presentation, will be available under "Events & Presentations" in the Investor section of the Company’s website, www.alxoncology.com. An archived webcast will be available on the Company’s website after the event.

First Quarter 2026 Financial Results

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Cash, Cash Equivalents and Investments: Cash, cash equivalents and investments as of March 31, 2026, were $169.1 million. The Company believes its cash, cash equivalents and investments are sufficient to fund planned operations through the first half of 2028.
•
Research and Development (“R&D”) Expenses: R&D expenses consist primarily of preclinical, clinical and development costs related to the development of the company’s current product candidates, evorpacept and ALX2004, and R&D personnel-related expenses, including stock-based compensation. R&D expenses for the three months ended March 31, 2026 were $13.6 million compared to $23.9 million for the prior-year period, or a decrease of $10.3 million. This decrease was primarily attributable to a decrease of $4.4 million in personnel and related costs driven by the reduction in workforce in early 2025, a decrease of $2.3 million in clinical and development costs due to change in clinical development strategy reducing the number of active clinical trials, a decrease of $1.8 million in stock-based compensation expense, and a decrease of $1.3 million in preclinical costs due to pipeline prioritization strategy.
•
General and Administrative (“G&A”) Expenses: G&A expenses consist primarily of administrative personnel-related expenses, including stock-based compensation and other costs such as legal and other professional fees, patent filing and maintenance fees, and insurance. G&A expenses for the three months ended March 31, 2026 were $5.4 million compared to $7.9 million for the prior year period, or a decrease of $2.6 million. This decrease was primarily attributable to a decrease of $1.0 million in personnel and related costs driven by the reduction in workforce in early 2025, a decrease of $0.9 million in stock-based compensation expense, and a decrease of $0.7 million in legal and corporate costs.
•
Net loss: GAAP net loss was ($17.9) million for the three months ended March 31, 2026, or ($0.17) per basic and diluted share, as compared to a GAAP net loss of ($30.8) million for the three months ended March 31, 2025, or ($0.58) per basic and diluted share. The lower net loss is primarily attributed to lower R&D expenses. Non-GAAP net loss was ($15.4) million for the three months ended March 31, 2026, as compared to a non-GAAP net loss of ($25.5) million for the three months ended March 31, 2025. A reconciliation of GAAP to non-GAAP financial results can be found at the end of this news release.

About ALX Oncology

ALX Oncology (Nasdaq: ALXO) is a clinical-stage biotechnology company advancing a pipeline of novel therapies designed to treat cancer and extend patients’ lives. ALX Oncology’s lead therapeutic candidate, evorpacept, has demonstrated potential to serve as a cornerstone therapy upon which the future of immuno-oncology can be built. Evorpacept is currently being evaluated across multiple ongoing clinical trials in a wide range of cancer indications. ALX Oncology’s second pipeline candidate, ALX2004, is a novel EGFR-targeted antibody-drug conjugate with a differentiated mechanism of action. A Phase 1, dose-escalation trial of ALX2004 is ongoing in patients with EGFR-expressing solid tumors. More information is available at www.alxoncology.com and on LinkedIn.

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements that involve substantial risks and uncertainties. Forward-looking statements include statements regarding future results of operations and financial position, business strategy, product candidates, planned preclinical studies and clinical trials, results of clinical trials, research and development costs, regulatory approvals, timing and likelihood of success, plans and objectives of management for future operations, as well as statements regarding industry trends. Such forward-looking statements are based on ALX Oncology’s beliefs and assumptions and on information currently available to it on the date of this press release. Forward-looking statements may involve known and unknown risks, uncertainties and other factors that may cause ALX Oncology’s actual results, performance or achievements to be materially different from those expressed or implied by the forward-looking statements. These and other risks are described more fully in ALX Oncology’s filings with the Securities and Exchange Commission (“SEC”), including ALX Oncology’s Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and other documents ALX Oncology files with the SEC from time to time. Except to the extent required by law, ALX Oncology undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made.

ALX ONCOLOGY HOLDINGS INC.

Consolidated Statements of Operations

(unaudited)

(in thousands, except share and per share amounts)

	Three Months Ended
	March 31,
	2026	2025
Operating expenses:
Research and development	$13,606	$23,888
General and administrative	5,360	7,932
Total operating expenses	18,966	31,820
Loss from operations	(18,966)	(31,820)
Interest income	1,182	1,483
Interest expense	(331)	(406)
Other (expense) income, net	188	(11)
Net loss	$(17,927)	$(30,754)
Net loss per share, basic and diluted	$(0.17)	$(0.58)
Weighted-average shares of common stock used to compute net loss per shares, basic and diluted	104,573,657	53,359,338

Consolidated Balance Sheet Data

(unaudited)

(in thousands)

	March 31,	December 31,
	2026	2025
Cash, cash equivalents and investments	$169,107	$48,284
Total assets	$178,328	$59,046
Total liabilities	$26,981	$33,065
Accumulated deficit	$(740,744)	$(722,817)
Total stockholders’ equity	$151,347	$25,981

GAAP to Non-GAAP Reconciliation

(unaudited)

(in thousands)

	Three Months Ended
	March 31,
	2026	2025
GAAP net loss, as reported	$(17,927)	$(30,754)
Adjustments:
Stock-based compensation expense	2,509	5,216
Accretion of term loan discount and issuance costs	68	67
Total adjustments	2,577	5,283
Non-GAAP net loss	$(15,350)	$(25,471)

Use of Non-GAAP Financial Measures

We supplement our consolidated financial statements presented on a GAAP basis by providing additional measures which may be considered “non-GAAP” financial measures under applicable SEC rules. We believe that the disclosure of these non-GAAP financial measures provides our investors with additional information that reflects the amounts and financial basis upon which our management assesses and operates our business. These non-GAAP financial measures are not in accordance with generally accepted accounting principles and should not be viewed in isolation or as a substitute for reported, or GAAP, net loss, and are not a substitute for, or superior to, measures of financial performance performed in conformity with GAAP.

“Non-GAAP net loss” is not based on any standardized methodology prescribed by GAAP and represents GAAP net loss adjusted to exclude stock-based compensation expense and accretion of term loan discount and issuance costs. Non-GAAP financial measures used by ALX Oncology may be calculated differently from, and therefore may not be comparable to, non-GAAP measures used by other companies.

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Investor Relations Contact:

Elhan Webb, CFA, IR Consultant

ewebb@alxoncology.com

Media Contact:

Michele Parisi, SparkPoint Healthcare Communications

mparisi@sparkpointpr.com

(925) 864-5028